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                           QUESTIONS AND ANSWERS FOR
                       STOCKHOLDERS OF NORAM ENERGY CORP.
                  ABOUT THE ACQUISITION OF NORAM ENERGY CORP.
                       BY HOUSTON INDUSTRIES INCORPORATED

     At a special meeting of stockholders scheduled to be held on December 17, 1996, you will be asked to vote on the adoption and approval of the Agreement and Plan of Merger (the "Merger Agreement") between NorAm Energy Corp. and Houston Industries Incorporated and certain of its subsidiaries, including Houston Lighting & Power Company ("HL&P"). Because of the complexity of the issues detailed in the accompanying Joint Proxy Statement/Prospectus, we are providing this guide, in question-and-answer format, to help explain some of the most important points of the acquisition. This information does not purport to be complete and does not serve as a substitute for your reading the Joint Proxy Statement/Prospectus. The information below is qualified in its entirety by reference to the Joint Proxy Statement/Prospectus.

Q:  WHAT AM I BEING ASKED TO VOTE ON?
A:  The boards of directors of NorAm Energy Corp. ("NorAm") and Houston
     Industries Incorporated ("Houston Industries") have agreed that NorAm should be acquired by Houston Industries. The acquisition will occur under the terms of the Merger Agreement. You are being asked to adopt and approve the Merger Agreement, the acquisition and the other transactions provided for in the Merger Agreement. The NorAm Board of Directors has unanimously approved the Merger Agreement and unanimously recommends that stockholders vote FOR the adoption and approval of the Merger Agreement.

Q:  WHO IS HOUSTON INDUSTRIES INCORPORATED?
A: Houston Industries is a holding company operating principally in the electric utility business. HL&P is the principal subsidiary of Houston Industries and is engaged in the generation, transmission, distribution and sale of electric energy. HL&P is the nation's ninth-largest electric utility in terms of kilowatt-hour sales and has a service area covering a 5,000-square mile area on the Texas Gulf Coast, including Houston. HL&P serves approximately 1.5 million residential, commercial and industrial customers. Houston Industries also participates in domestic and foreign power generation projects and invests in the privatization of foreign electric utilities.

Q:  HOW WILL THE ACQUISITION AFFECT THE TWO COMPANIES?
A: As a result of the acquisition, Houston Industries and HL&P will be combined and NorAm will become a wholly owned subsidiary of new Houston Industries. The Merger Agreement provides that one of two alternative structures could be used rather than the above structure in certain circumstances.

Q:  WHAT WILL HAPPEN TO SHARES OF NORAM COMMON STOCK THAT I OWN?
A: In the acquisition, each outstanding share of NorAm common stock will be converted into either cash or common stock of new Houston Industries. The cash amount per share of NorAm common stock will be $16.00 (subject to increase if the acquisition closes after May 11, 1997). The number of shares of common stock of new Houston Industries issued per share of NorAm common stock will be not less than 0.6154 shares nor more than 0.7529 shares. (The actual number will depend upon the average closing price of old Houston Industries common stock on the New York Stock Exchange during a 20-trading-day period commencing 25 trading days prior to the closing date of the acquisition.) The value (based on the average closing price) of the common stock of new Houston Industries issued per share of NorAm common stock will be $16.00 per share if the average price of old Houston Industries common stock is greater than or equal to $21.25 and less than or equal to $26.00; the value will be more or less than $16.00 if the average price is outside that range. Each NorAm stockholder will be entitled to elect to receive either cash, common stock of new Houston Industries or a combination of both. However, elections may be prorated so that the total number of shares receiving cash and the total number of shares receiving stock will be approximately equal. See page 29 of the Joint Proxy Statement/Prospectus for examples of how the proration provisions of the Merger Agreement will work.

Q:  WHAT DO I DO WITH MY NORAM SHARES?
A:  DO NOT SEND YOUR NORAM STOCK CERTIFICATES WITH YOUR COMPLETED PROXY CARD. At
     least 20 business days prior to the closing date of the acquisition, a Form of Election and Letter of Transmittal (the "Election Form") will be mailed to you. The Election Form will be used to elect the form of consideration you would like to receive in the acquisition for your shares of NorAm
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     common stock, either cash, common stock of new Houston Industries or a combination of both, and it will contain instructions on the procedures to follow to surrender your NorAm stock certificates.

Q:  WHEN WILL THE ACQUISITION BECOME EFFECTIVE?
A: We expect that the acquisition will close before the end of the first quarter of 1997. In addition to your approval and the approval of Houston Industries' shareholders of the Merger Agreement, favorable action must be obtained from various regulatory authorities, including the Securities and Exchange Commission, the Federal Trade Commission and the U.S. Department of Justice, the utility regulatory commissions of Arkansas, Louisiana, Minnesota, Oklahoma and Mississippi, and four municipalities, including the City of Houston.

Q:  WHY SHOULD NORAM STOCKHOLDERS ADOPT THE MERGER AGREEMENT?
A: The directors of Houston Industries and NorAm believe that the acquisition will position the combined company as a leading national and international energy competitor with both gas and electric capabilities. NorAm's Board of Directors believes that the acquisition is the best alternative for achieving the strategic objectives of NorAm and enhancing your value because, among other things:

     - The values to NorAm's stockholders which could be achieved either by NorAm remaining an independent company or choosing other possible alternatives were considered unlikely to equal the value to NorAm's stockholders to be achieved by the acquisition.

     - NorAm's stockholders who receive new Houston Industries stock can participate in the continued growth of NorAm and Houston Industries through their ownership of stock of new Houston Industries, a company with greater financial strength, financial flexibility and cash available for investments than NorAm on a stand-alone basis.

Q:  WHAT ARE THE TAX CONSEQUENCES TO NORAM STOCKHOLDERS?
A: The acquisition will be a tax-free exchange for NorAm stockholders who receive all stock. A NorAm stockholder who receives all cash will generally recognize capital gain or loss in an amount equal to the difference between the amount of the cash received and the stockholder's basis in his or her NorAm shares. A NorAm stockholder who receives both cash and stock will realize gain in an amount equal to the excess of the cash and the fair market value of the stock received, over the stockholder's basis in his or her NorAm shares, but the gain recognized will not exceed the cash received. Any recognized gain will probably be capital gain. No loss will be recognized on the exchange. However, individual circumstances vary and each NorAm stockholder should consult with his or her own tax advisor to determine specific tax consequences. For a further discussion of the United States federal income tax consequences of the acquisition, see the discussion beginning on page 48 of the Joint Proxy Statement/Prospectus.

Q:  IS MY VOTE IMPORTANT?
A: YES. In order for the Merger Agreement to be adopted, affirmative votes must be received from the holders of at least a majority of the outstanding shares of NorAm common stock. Your failure to vote, therefore, is effectively a vote against the acquisition. Abstentions from voting are counted as votes against the acquisition. WE URGE YOU TO SEND IN YOUR PROXY AS EARLY AS POSSIBLE.

Q:  HOW CAN I VOTE IF MY SHARES ARE HELD BY MY BROKER "IN STREET NAME"?
A: Your broker is required to send you a Joint Proxy Statement/Prospectus and form of proxy or ballot. You must execute the form of proxy as instructed and return it to your broker. Your broker can only vote your shares if he has written instructions from you. Absent your instructions, your shares will NOT be voted. WE URGE YOU TO SEND YOUR PROXY TO YOUR BROKER AS EARLY AS POSSIBLE.

Q:  IS THERE SOMEONE I CAN CALL FOR MORE INFORMATION OR IF I MISPLACE MY PROXY?
A: You should call NorAm's proxy solicitor, Morrow & Co., at their toll-free number, 1-800-662-5200; and of course, you are always welcome to call NorAm's Stockholder Customer Service Department at 1-800-531-1595.

STOCKHOLDERS ARE URGED TO CAREFULLY REVIEW THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS IN ITS ENTIRETY.

YOUR VOTE IS IMPORTANT. PLEASE SIGN, DATE AND RETURN THE PROXY CARD DELIVERED HEREWITH.

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